Exhibit 4.2

YK GROUP 525 Seymour Street Suite 212 Vancouver, British Columbia, V6B 3H7

Dated: May 17, 2003

Entourage Mining Ltd.
1180 Howe Street, Suite 625
Vancouver, BC V6C 2T6

Dear Sirs:

Assignment Agreement - Finlayson Property

This confirms that the YK Group has agreed to defer payment of the CDN$60,000 due and payable under the YK Group Assignment Agreement dated March 17, 2003, entered into with your company. The payment will now become due and payable 60 days after you finance your company.

We further confirm and agree that we have received 6,000,000 shares on May 17, 2003, and that the Assignment Agreement by and between us is in full force and effect.

Kindly confirm that this agreement reflects our understanding by signing a copy of this letter in the space indicated.

Yours truly,

YK GROUP

/s/ Paul Shatzko
Paul Shatzko

/s/ Carl Verley
Carl Verley

We confirm that the above agreement reflects our understanding.

Dated May 17, 2003.

Entourage Mining Ltd.

/s/ Ernest Peters
Ernest Peters

/s/ Greg Kennedy
Greg Kennedy